PENN NATIONAL GAMING, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                    12/31/97
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                                                                      (dollar amounts in thousands)
                                                                                Year ended
                                                             1993             1994          1995         1996         1997
                                                             ----             ----          ----         ----         ----
Fixed Charges:
Interest expense                                               $989            $465            $71        $506       $4,591
Interest portion of rent expense                                164             212            224         334          269
Amortization of deferred financing costs                         20              20              0          26           18
Capitalized interest                                              0               0              0           0          641
                                                             ------          ------         ------     -------       ------
           Total fixed charges                               $1,173            $697           $295        $866       $5,519
                                                             ======            ====           ====        ====       ======

Earnings:
Pretax income from continuing operations                     $1,500          $4,099         $8,463      $9,304       $6,077
Fixed charges                                                 1,173             697            295         866        5,519
Less: capitalized interest                                        0               0              0           0        (641)
                                                             ------          ------         ------     -------    ---------
              Total earnings                                 $2,673          $4,796         $8,758     $10,170      $10,955
                                                             ======          ======         ======     =======      =======

Ratio of earnings to fixed charges                              2.3             6.9           29.7        11.7          2.0
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